UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

BENIHANA INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	65-0538630
(State of incorporation or organization)	(IRS Employer Identification No.)

8685 Northwest 53rd Terrace, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ________________
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to purchase one one-hundredth of a share of Series A-1 and Series A-2 Junior Participating Preferred Stock, par value $1.00 per share	NASDAQ Global Select Market

    This Amendment No. 2 is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on February 18, 1997 by Benihana Inc., as amended by Amendment No. 1 filed January 25, 2011.

Item 1.	Description of Registrant’s Securities to be Registered.

    On May 13, 2011, the Board of Directors of Benihana Inc. (the “Company”) approved and the Company entered into Amendment No. 3 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, with American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (the “Rights Agreement”).

    As previously reported in the Current Report on Form 8-K filed by the Company with the SEC on May 13, 2011 (the “May 13 8-K”), the Board of Directors of the Company has approved, and is submitting to the Company’s stockholders for their approval, a proposal to reclassify each share of Class A Common Stock of the Company into one share of Common Stock (the “Reclassification”), thereby eliminating the Company’s dual-class common stock structure.   The purpose of the Amendment is to accelerate the Final Expiration Date (as defined in the Rights Agreement) so that the Rights Agreement will expire automatically if and when the Reclassification becomes effective.

    The foregoing summary of the Amendment is qualified in its entirety by the full text of the Amendment, which is attached as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on May 18, 2011, and the foregoing summary of the Reclassification is qualified in its entirety by the full text of the press release of the Company, which is attached as Exhibit 99.1 to the May 13 8-K, and such Exhibits are hereby incorporated herein by reference.

Additional Information

    In connection with the proposed Reclassification, the Company will file a registration statement with the SEC.  The Company’s stockholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information. The final proxy statement/prospectus will be mailed to the Company’s stockholders.  Investors will be able to obtain a free copy of the documents filed with the SEC by the Company at the SEC’s website www.sec.gov.  In addition, investors will be able to obtain a free copy of the relevant documents filed by the Company online at the Investor Relations section of www.benihana.com/about.

    This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

    The Company and its directors, executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of the Company in respect of the Reclassification proposal.  Information regarding the interests, if any, of such potential participants will be available in the registration statement and proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Amendment No. 3, dated as of May 13, 2011, to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, between Benihana Inc. and American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 18, 2011).

99.1
Press Release of the Company dated May 13, 2011 (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 13, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BENIHANA INC.

Dated:	May 18, 2011	By: /s/ Richard C. Stockinger
Richard C. Stockinger
Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment No. 3, dated as of May 13, 2011, to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, between Benihana Inc. and American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 18, 2011).

99.1
Press Release of the Company dated May 13, 2011 (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 13, 2011).